Exhibit 99.2

EVHC News — FOR IMMEDIATE RELEASE

Contact:	Bob East Westwicke Partners
(443) 213-0502
bob.east@westwicke.com

ENVISION HEALTHCARE ANNOUNCES THREE NEW LEADERSHIP APPOINTMENTS

Greenwood Village, Colorado (November 13, 2013) — Envision Healthcare Holdings, Inc. (NYSE: EVHC) (“EVHC”) and Envision Healthcare Corporation (“Corporation”) today announced the  appointment of a ninth member to their respective Boards of Directors.

Mark V. Mactas, former Deputy Chairman, President and Chief Operating Officer of Towers Watson, was appointed on November 11, 2013 to EVHC’s and Corporation’s Boards of Directors and will serve as a member of the Compliance and  Compensation Committees. “Mr. Mactas’s appointment to our boards is a reflection of his impressive leadership history and his contribution to several other boards,” said William A. Sanger, Envision Healthcare’s President and Chief Executive Officer. Mr. Mactas also serves on the Save the Children and Lehigh University boards.

Envision Healthcare also announced the appointment of Nicholas A. Poan as Chief Accounting Officer and Controller, effective immediately. Mr. Poan succeeds R. Jason Standifird in this capacity, who has accepted the position of Chief Financial Officer of EmCare. Mr. Poan joins Envision Healthcare after more than 10 years at Alliance Healthcare Services, a diagnostic imaging and cancer treatment company, where he served as both Senior Vice President — Corporate Finance and Chief Accounting Officer.

The final appointment announced today is William Huron as Envision Healthcare’s Chief Compliance Officer. Mr. Huron started in his position on October 30, 2013, and brings more than 16 years of compliance experience, spanning a variety of settings including the hospital, outpatient dialysis, technology and medical device industries.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc. offers an array of healthcare-related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate AMR and EmCare, including its new post-acute services under Evolution Health, LLC

(Evolution Health). AMR, with more than 12,000 paramedics and emergency medical technicians, is a provider and manager of community-based medical transportation services, including emergency (911), non-emergency, managed transportation, fixed-wing air ambulance, and disaster response. EmCare, with nearly 8,000 affiliated physicians and other clinicians, is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.